Exhibit 10.19

DEXCOM, INC.
AMENDED AND RESTATED
2015 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL ENROLLMENT AGREEMENT

By completing the online enrollment process in the Dexcom, Inc. (the “Company”) Amended and Restated 2015 Employee Stock Purchase Plan (the “Plan”), you hereby elect to participate in the Plan and subscribe to purchase shares of the Company’s common stock (“Common Stock”) in accordance with the Plan, and this Global Enrollment Agreement, including any special terms and conditions for your country set forth in any appendix attached hereto (the “Appendix,” and together with this Global Enrollment Agreement, the “Enrollment Agreement”). By completing the online enrollment process, you further agree to be bound by the terms of the Plan and this Enrollment Agreement. Capitalized terms used but not defined in this Enrollment Agreement shall have the same meanings assigned to them in the Plan.
1.Review of Company’s Prospectus and Plan. You acknowledge that you have received a copy of the Plan and its accompanying prospectus. You understand that your participation in the Plan is in all respects subject to the terms of the Plan and this Enrollment Agreement.
2.Effectiveness of Enrollment Agreement. You hereby agree to be bound by the terms of the Plan. The effectiveness of this Enrollment Agreement is dependent upon your eligibility to participate in the Plan.
3.Authorization for Payroll Deductions. You understand that you may participate in the Plan through payroll deductions to be made from each of your paychecks in a whole percentage of your Compensation as defined in the Plan (from 1% to 15%). You have designated your rate of payroll deductions in your online enrollment, and you hereby authorize the Company to make Plan payroll deductions on your behalf at the designated rate by completing the online enrollment process and understand that those deductions will be governed by the provisions of this Enrollment Agreement and the Plan. You understand that the Plan is a voluntary Plan and acknowledge that any payroll deductions you elect to contribute to the Plan are made on an entirely voluntary basis. You acknowledge that a lesser percentage of your Compensation than indicated by you may be contributed if necessary to comply with applicable laws (in particular, applicable laws related to minimum salary requirements). Furthermore, you agree to execute a separate payroll deduction authorization agreement with the Company or, if different, your employer (the “Employer”) or any other agreement or consent that may be required by the Company or the Employer, either now or in the future, in connection with your payroll deductions under the Plan. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.
4.Responsibility for Taxes.
(a)You acknowledge that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of the option to purchase Common Stock, the purchase of shares of Common Stock, the issuance or disposition of shares of Common Stock purchased under the Plan or the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the option to purchase Common Stock or any aspect of the Plan to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer to satisfy any applicable withholding obligations with regard to any Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation payable to you by the Company and/or the Employer, (ii) withholding from proceeds of the sale of shares of Common Stock under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), or (iii) any other method determined by the Company and compliant with applicable law. The Company may withhold or account for Tax-Related Items by considering statutory or other applicable rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock), or if not refunded by the Company, you must seek a refund from the local tax authorities to the extent you wish to recover the over-withheld amount in the form of a refund.
(c)Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.
5.Nature of Grant. By enrolling and participating in the Plan, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company and it is discretionary in nature;
(b)the grant of the option to purchase Common Stock is exceptional, voluntary and does not create any contractual or other right to receive future options to purchase Common Stock or benefits in lieu of options to purchase Common Stock, even if options to purchase Common Stock have been granted in the past;
(c)all decisions with respect to future options to purchase Common Stock or other grants, if any, will be at the sole discretion of the Company;
(d)the grant of the option to purchase Common Stock and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any other Parent, Subsidiary, or Affiliate and shall not interfere with the ability of the Company, the Employer or any other Parent, Subsidiary, or Affiliate to terminate your employment relationship (if any);
(e)you are voluntarily participating in the Plan;
(f)the option to purchase Common Stock and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the option to purchase Common Stock and any shares of Common Stock acquired under the Plan, and the income from and value of same, are extraordinary items that are outside the scope of your employment or service contract, if any;
(h)the option to purchase Common Stock and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(i)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of any shares of Common Stock purchased under the Plan may increase or decrease in the future, even below the Purchase Price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the option to purchase Common Stock resulting from termination of your status as an employee (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
(k)for purposes of participation in the Plan, your status as an employee will be considered terminated as of the date you are no longer actively providing services to the Company or the Employer (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and will not be extended by any notice period (e.g., your period of service would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) (the “Termination Date”), and your option to purchase Common Stock, if any, will terminate effective as of the Termination Date; the Committee shall have exclusive discretion to determine when you are no longer actively providing services for purposes of your participation in the Plan (including whether you may still be considered to be providing services while on a leave of absence); and
(l)neither the Company, the Employer nor any Parent, Subsidiary, or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of the shares of Common Stock or the subsequent sale of any shares of Common Stock purchased under the Plan.
6.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your purchase or sale of the shares of Common Stock. You should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
7.Data Privacy.
The following provisions shall apply to you if you reside in the European Union (“EU”), the European Economic Area (“EEA”), or the United Kingdom:
(a)Data Collected and Purposes of Collection. You understand that the Company, acting as the data controller, as well as the Employer or any Parent, Subsidiary, or Affiliate, will process, to the extent permissible under applicable law, certain personal information about you, including name, home address and telephone number, information necessary to process your participation in the Plan (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number, passport or other identification number, salary, nationality, job title, employment location, details of all options to purchase Common Stock granted, canceled, vested, unvested or outstanding in your favor, and where applicable service termination date and reason for termination, any capital shares or directorships held in the Company (where needed for legal or tax compliance), and any other information necessary to process mandatory tax withholding and reporting (all such personal information is referred to as “Data”). The Data is collected from you, and from the Company and any Parent, Subsidiary, or Affiliate, for the purpose of implementing, administering, and managing the Plan pursuant to its terms. The legal basis (that is, the legal justification) for processing the Data is that it is necessary to perform, administer and manage the Plan pursuant to this Enrollment Agreement between you and the Company, and in the Company’s legitimate interests to comply with applicable laws when performing, administering and managing the Plan, subject to your interest and fundamental rights. The Data must be provided in order for you to participate in the Plan and for the parties to this Enrollment Agreement to perform their respective obligations hereunder. If you do not provide Data, you will not be able to participate in the Plan and become a party to this Enrollment Agreement.

(b)Transfers and Retention of Data. You understand that Data will be transferred to one or more service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than your country. If the Company and its Parent, Subsidiaries, or Affiliates make any international transfers of Data outside of your place of residency, those transfers will be made solely to the extent necessary to perform this Enrollment Agreement and in accordance with applicable privacy laws, as well as take necessary actions in connection with such performance. In addition, service providers may commit to provide adequate safeguards for the transferred Data, such as the EU-U.S. Data Privacy Framework or standard contractual clauses approved by the European Commission. In that case, you may obtain details of the transfers by contacting [***].
(c)Your Rights in Respect of Data. You have the right to access your Data being processed by the Company or any Parent, Subsidiary, or Affiliate as well as understand why the Company or any Parent, Subsidiary, or Affiliate is processing such Data. Additionally, subject to applicable law, you are entitled to have any inadequate, incomplete, or incorrect Data corrected (that is, rectified). Further, subject to applicable law, and under certain circumstances, you may be entitled to the following rights in regard to your Data: (i) to object to the processing of Data; (ii) to have your Data erased, such as where it is no longer necessary in relation to the purposes for which it was processed; (iii) to restrict the processing of your Data so that it is stored but not actively processed (e.g., while the Company assesses whether you are entitled to have Data erased); and (iv) to port a copy of the Data provided pursuant to this Enrollment Agreement or generated by you in a common machine-readable format. To exercise your rights, you may contact [***]. You may also contact the relevant data protection supervisory authority, as you have the right to lodge a complaint.
(d)Retention of Data. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including to maintain records regarding participation.
The following provisions shall only apply to you if you reside outside of the United States, EU, the EEA, or the UK:
(aa)Consent. You voluntarily consent to the collection, use, disclosure and transfer to the United States and other jurisdictions, in electronic or another form, of certain personal information about you, including name, home address and telephone number, information necessary to process your participation in the Plan (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number, passport or other identification number, salary, nationality, job title, employment location, details of all options to purchase Common Stock granted, canceled, vested, unvested or outstanding in your favor, and where applicable service termination date and reason for termination, any capital shares or directorships held in the Company (where needed for legal or tax compliance), and any other information necessary to process mandatory tax withholding and reporting (all such personal information is referred to as “Data”) by and among, as applicable, the Company and any Parent, Subsidiary, or Affiliate for the exclusive purpose of implementing, administering, and managing your participation in the Plan. If you do not choose to participate in the Plan, your employment status or service with the Company or any Parent, Subsidiary, or Affiliate will not be adversely affected.
(bb)Transfers and Retention of Data. You understand that Data will be transferred to one or more service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting [***]. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or another form, for the sole purpose of implementing, administering and managing your participation in the Plan. The Company’s legal basis, where required, for the transfer of Data is your consent.

(cc)Your Rights in Respect of Data. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including to maintain records regarding participation. You understand that if you reside in certain jurisdictions, to the extent permitted by applicable law, you may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by enrolling in the Plan and accepting this Enrollment Agreement, in any case without cost, by contacting [***]. Further, you understand that you are providing these consents on a purely voluntary basis. If you do not consent or if you later seek to revoke your consent, your engagement as an employee with the Company and any Parent, Subsidiary, or Affiliate will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company will not be able to grant you options to purchase Common Stock under the Plan. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan (including the right to retain the option to purchase Common Stock).
8.Governing Law and Venue. The option to purchase Common Stock and the provisions of this Enrollment Agreement are governed by, and subject to, the laws of the State of Delaware without regards to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Enrollment Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California and no other courts, where this grant is made and/or to be performed.
9.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Enrollment Agreement. If you have received this Enrollment Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
10.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.Severability. The provisions of this Enrollment Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
12.Country-Specific Provisions. Your participation in the Plan shall be subject to any special terms and conditions set forth in the Appendix attached hereto for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Enrollment Agreement.
13.Termination or Modification of the Plan; Imposition of Other Requirements. The Company, in its discretion, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. You agree to be bound by such termination, suspension or modification regardless of whether notice is given to you of such event, subject in any case to your right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect. In addition, the Company reserves the right to impose other requirements on your participation in the Plan, on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Enrollment Agreement shall not operate or be construed as a waiver of any other provision of this Enrollment Agreement, or of any subsequent breach by you or any other Participant.

15.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options to purchase Common Stock) or rights linked to the value of shares of Common Stock under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information.  Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities.  You should keep in mind that third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
16.Foreign Asset/Account Reporting; Exchange Controls. Your country of residence may have certain foreign asset and/or account reporting or exchange control requirements which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated broker or bank and/or within a certain time after receipt. You are responsible for ensuring compliance with such regulations and should consult with your personal legal advisor for any details.

APPENDIX

DEXCOM, INC.
AMENDED AND RESTATED
2015 EMPLOYEE STOCK PURCHASE PLAN

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES